EXHIBIT 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION REPORTS

EARNINGS PER SHARE OF $0.84 FOR THE SECOND QUARTER

HIGHLIGHTS

•	Quarterly EPS of $0.84 and record first half EPS of $1.90
•	Sale of $420 million of bonds in resecuritization of $763 million of CMBS
•	New investments and pipeline over $850 million
•	Unsecured revolving credit facility increased to $400 million
•	Proposed $250 million debt offering to refinance existing 9 3/8% bonds
•	$1.5 billion of current liquidity available after sale of $420 million of bonds
•	Full year 2003 EPS goal remains in $3.70—$3.90 range

MIAMI BEACH, June 26, 2003—LNR Property Corporation (NYSE: LNR) one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its second quarter ended May 31, 2003 of $24.8 million, or $0.84 per share diluted, compared to net earnings of $31.5 million, or $0.90 per share diluted, for the same quarter in 2002. For the six months ended May 31, 2003, net earnings were $59.6 million, or $1.90 per share diluted, compared to net earnings of $59.8 million, or $1.70 per share diluted for the same period in 2002.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “We are continuing to take advantage of the strong demand for the valuable assets in our portfolio, selling them for sizable gains and recycling the proceeds back into the Company. Combined with the upcoming closing of our CMBS resecuritization, enhancements in our bank lines and the proposed refinancing of our 9 3/8% senior subordinated debt, we enter the second half of the year in an excellent position to take advantage of new investment opportunities.”

Mr. Krasnoff added, “While we continue to find compelling investments in this lower yield environment, we remain very cautious about reinvesting cash generated from our asset sales,

operations and new financings. Approximately $850 million of new investments have met our stringent acquisition criteria so far this year. In addition, we have also acquired approximately $95 million of our own stock this quarter, bringing the total for the year to just over $137 million. In doing so, we were able to invest in our existing underlying assets at a discount to both book and to what we believe to be fair market value. As we look ahead, we expect to continue fortifying our balance sheet to position LNR for the higher yielding opportunities that emerge as the real estate markets continue to evolve.”

Mr. Krasnoff continued, “As some of our planned asset sales have occurred earlier in the year than originally anticipated, we have improved our visibility relative to current year earnings per share goals, and they remain in the range of $3.70—$3.90. However, if we are successful in retiring our public debt, the required charge to earnings this year resulting from the call premium we will be required to pay could move our expectation levels for 2003 to the lower end of the range.”

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended May 31,			Six Months Ended May 31,
	2003		2002	2003		2002
Total revenues and other operating income(1)	$108,463		110,398	230,993		212,712
Segment earnings before income taxes(1):
Real estate properties	$30,470		28,608	67,534		40,440
Real estate loans	$9,423		8,625	20,912		18,471
Real estate securities	$30,764		40,007	66,412		89,201
Corporate and interest	$(34,282)		(30,582)	(64,540)		(59,528)

Total earnings before income taxes(1)	$36,375		46,658	90,318		88,584
Income taxes(1)	$11,558		15,164	30,708		28,790

Net earnings	$24,817		31,494	59,610		59,794

Earnings from continuing operations	$16,038		30,976	45,872		58,793
Earnings from discontinued operations	$8,779		518	13,738		1,001

Net earnings	$24,817		31,494	59,610		59,794

Weighted average shares outstanding:
Basic	28,403		33,913	30,181		33,803
Diluted	29,705		35,129	31,302		35,110
Net earnings per share(4):
Basic	$0.87		0.93	1.98		1.77
Diluted	$0.84		0.90	1.90		1.70
Recurring income (1) (2)	$72,925		85,433	152,945		171,318
EBITDA (1) (3)	$72,224		79,140	158,377		151,464
2003 change from prior year:
Total revenues and other operating income(1)	(2%	)		9%
Recurring income (1) (2)	(15%	)		(11%	)
EBITDA (1) (3)	(9%	)		5%
Net earnings per share—(basic)(4)	(6%	)		12%
Net earnings per share—(diluted)(4)	(7%	)		12%

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.

(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. See “Supplemental Disclosures” table.

(3)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. See “Supplemental Disclosures” table.

(4)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

SECOND QUARTER PERFORMANCE

As required, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” (FAS No. 144) effective December 1, 2002. This statement did not have any impact on the Company’s net earnings, but has changed certain classifications on both the Company’s statement of earnings and its balance sheet. The Company is now required under generally accepted accounting principles to classify as discontinued operations, the operating results (including gains on sales) related to any rental real estate property asset sold or held for sale after November 30, 2002. Primarily because of this, 35% of our earnings during the second quarter and 23% of our earnings during the first six months of our fiscal year, are characterized as earnings from discontinued operations. However, as a real estate operating company, regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued because of the application of FAS No. 144 should be provided as well. Accordingly, the following discussion and analysis of the Company’s second quarter and six-month performance is presented on a combined basis. Condensed financial statements under FAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” table.

Total revenues and other operating income decreased $1.9 million, or 2%, this quarter, compared with last year’s second quarter. Gains on sales of real estate increased by 32% but were more than offset by decreases in interest income and equity in earnings of unconsolidated partnerships. The decrease in interest income was primarily due to lower overall CMBS yields in the current year and the early collection of purchase discounts due to prepayments on more seasoned CMBS transactions in the prior year, offset in part by a higher average level of CMBS investments. The current low interest rate environment has had an impact on reducing the yields at which the Company can invest. In addition, the Company has for several quarters been migrating to higher-rated and lower loan-to-value positions in its real estate related investments based on its assessments of current market conditions. The decrease in equity in earnings of unconsolidated partnerships was primarily due to lower earnings in the Madison Square joint venture (“Madison”). See further discussion of Madison in the real estate securities section.

Real Estate Properties

Earnings before income taxes from real estate property activities were $30.5 million for the quarter ended May 31, 2003, compared to $28.6 million for the same period in 2002. This increase was primarily due to higher gains on sales of real estate property assets, partially offset by a decrease in management fee income, interest income and net rents.

Gains on sales of real estate property assets were $21.7 million for the quarter ended May 31, 2003 (including $13.1 million characterized as earnings from discontinued operations), compared to $16.4 million for the same period in 2002. Gains on sales of real estate property assets fluctuate from quarter to quarter primarily due to the timing of asset sales. Gains during the second quarter of 2003 included gains from the sales of properties that were not expected to be sold until later in the year.

Management fees were $1.1 million for the quarter ended May 31, 2003, compared to $2.1 million for the same period in 2002. This decrease was primarily due to debt placement fees received from one partnership during the second quarter of 2002.

Interest income decreased $1.1 million for the quarter ended May 31, 2003, compared to the same period in 2002. This decrease was primarily due to interest recognized from one affordable housing partnership during the second quarter of 2002.

Net rents (rental income less cost of rental operations, including net rents categorized as earnings from discontinued operations) decreased 4% to $14.6 million for the quarter ended May 31, 2003, compared to $15.2 million during the same period in 2002. Over the past three years, the Company has limited its new property acquisitions in favor of adding value to its existing portfolio through development, repositioning and leasing. As these properties have come on-line, the Company has been taking advantage of a strong demand for stabilized properties by selling properties into a market that has been paying premium prices. As a result, the Company’s stabilized property portfolio has declined over the prior year. At the end of the quarter, approximately 46% of the Company’s property portfolio was stabilized, compared to 52% at May 31, 2002.

LNR’s domestic real estate portfolio, including properties held in unconsolidated partnerships, at quarter-end included approximately 6.3 million square feet of office, retail, industrial and warehouse space, 0.5 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed, under development or under management. This compares with approximately 6.4 million square feet of office, retail, industrial and warehouse space, 1.6 million square feet of ground leases, 2,200 hotel rooms, and 14,000 apartments (11,100 in affordable housing communities), either completed, under development or under management twelve months earlier. At May 31, 2003, LNR’s wholly-owned operating property portfolio, excluding $333.5 million of assets undergoing development or repositioning and $68.4 million relating to the affordable housing business, was yielding approximately 13% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $9.4 million for the quarter ended May 31, 2003, compared to $8.6 million for the same period in 2002. This increase was primarily due to higher interest income.

Interest income from real estate loans increased 8% to $10.5 million for the quarter ended May 31, 2003, from $9.7 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, partially offset by the impact of lower interest rates on floating-rate loans. Most of the Company’s floating-rate interest is earned on investments in structured junior participations in short-to-medium term real estate loans (“B-notes”).

During the second quarter, the Company funded five additional B-note investments for $96.4 million, and received $6.6 million for the payoff in full of one B-note investment. Subsequent to the end of the second quarter, the Company closed one additional B-note investment for $26.0 million and committed to fund six additional B-note investments for $90.5 million. Assuming these loans are funded, the total investments under the Company’s B-note program will be approximately $546.4 million, an 86% increase over May 31, 2002.

Real Estate Securities

Following the success of two prior resecuritization transactions in 1997 and 2002, the Company has sold bonds in another resecuritization transaction which is expected to close in early July 2003. The new securitization includes $763 million principal amount of non-investment grade CMBS, inclusive of the additional CMBS to be contributed as described below. Approximately $420 million of the new securities, which are to be rated investment grade, were sold as collateralized debt obligations (“CDO”). The Company will retain the junior tranches of the CDO and the preferred shares issued by the issuer of the CDO.

The terms of the transaction permit the Company to contribute up to $60 million principal amount of additional non-investment grade CMBS to the new securitization over a nine-month period. The additional CMBS will be purchased by the issuer with proceeds set aside at the time the new securities are sold. To the extent the Company does not contribute additional CMBS, the proceeds set aside will be used to pay down senior bondholders of the new securities.

The sale of the securities will generate over $300 million of proceeds that will be used to paydown senior secured and unsecured debt, most of which can be reborrowed. The transaction is expected to be treated as a sale for accounting purposes. The transaction and its positive impact on earnings has been anticipated in the Company’s goals for 2003.

Earnings before income taxes from real estate securities were $30.8 million for the quarter ended May 31, 2003, compared to $40.0 million for the same period in 2002. This decrease was primarily due to lower interest income and lower equity in earnings of unconsolidated partnership investments, partially offset by an increase in management and servicing fee income.

Interest income from direct CMBS investments decreased to $30.3 million for the quarter ended May 31, 2003, from $36.7 million for the same period in 2002. This decrease was primarily due to lower overall yields in the current year and the early collection of purchase discounts due to prepayments on more seasoned transactions in the prior year, offset in part by a higher average level of CMBS investments.

The Company’s annualized cash yield on its fixed-rate CMBS portfolio is approximately 14%. The cash yield on the unrated portion of this portfolio is approximately 29%.

Equity in earnings of unconsolidated partnerships decreased by $5.0 million for the quarter ended May 31, 2003, compared to the same period in 2002. The decline in earnings was primarily due to reduced income from Madison because of lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture. At the end of the second quarter, the Company’s 25.8% investment in Madison, which owned $1.4 billion face amount of CMBS at May 31, 2003, was $91.3 million. The Company received $6.3 million in cash distributions and fees from Madison during the second quarter of 2003 and since its inception, has received $151.3 million in cash distributions and fees on an original investment of $90.1 million.

Management and servicing fee income increased $2.6 million for the quarter ended May 31, 2003, compared to the same period in 2002, primarily due to increased activity in the Company’s specially serviced portfolio.

During the quarter ended May 31, 2003, the Company acquired $151.1 million face amount of non-investment grade fixed-rate CMBS for $82.3 million and $58.5 million face amount of non-investment grade floating-rate CMBS for $47.9 million. Subsequent to the end of the quarter, the Company committed to purchase securities in four additional CMBS transactions. In these transactions, the Company expects to acquire approximately $163.5 million face amount of non-investment grade fixed-rate CMBS for approximately $87.5 million.

Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.6 billion with an amortized cost of approximately $1.2 billion, before considering the resecuritization transaction. The rated portion of this portfolio will be approximately $1.3 billion of face value with an amortized cost of approximately $856 million. The unrated portion of this portfolio will be approximately $1.3 billion of face value with an amortized cost of approximately $352 million.

With these new transactions, the Company will have an investment in or be the special servicer for 115 CMBS pools with an aggregate original face amount of approximately $98 billion, compared to 95 pools with an aggregate original face amount of $78 billion at May 31, 2002.

SIX-MONTH PERFORMANCE

Real Estate Properties

For the six-month period ended May 31, 2003, real estate property earnings before income taxes were $67.5 million compared to $40.4 million for the same period in 2002.

Equity in earnings of unconsolidated partnerships increased to $27.0 million for the six-month period ended May 31, 2003 from $10.0 million for the same period in 2002. This increase was primarily due to higher earnings from one partnership which is involved in the development of approximately 585 acres of commercial and residential land in Carlsbad, California. The partnership sold 75% of its interest in the land during the first quarter of 2003 for a gain.

Gains on sales of real estate property assets increased to $36.3 million for the six-month period ended May 31, 2003 (including $20.2 million characterized as earnings from discontinued operations) from $24.1 million for the same period in 2002, reflecting a higher level of property sales activity in the first half of 2003. Gains during the first six months of 2003 included gains from sales of properties that were not expected to be sold until later in the year.

Real Estate Loans

For the six-month period ended May 31, 2003, real estate loan earnings before income taxes were $20.9 million compared to $18.5 million for the same period in 2002.

Interest income increased to $22.3 million for the six-month period ended May 31, 2003 from $19.4 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, as well as income in the first quarter of 2003 realized from the payoff of several loan investments owned at a discount, partially offset by the impact of lower interest rates on floating-rate loans.

Real Estate Securities

For the six-month period ended May 31, 2003, real estate securities earnings before income taxes were $66.4 million compared to $89.2 million for the same period in 2002.

Equity in earnings of unconsolidated partnerships decreased $12.5 million for the six-month period ended May 31, 2003, compared to the same period in 2002, reflecting a decrease in earnings from Madison, as previously discussed.

Interest income decreased to $62.9 million for the six-month period ending May 31, 2003 from $72.0 million for the same period in 2002. This decrease was primarily due to lower overall yields in the current year and the early collection of purchase discounts due to prepayments on more seasoned transactions in the prior year, offset in part by a higher average level of CMBS investments.

FINANCING AND CAPITAL STRUCTURE

As previously reported, during the second quarter, the Company sold $235 million principal amount of 5.5% convertible senior subordinated notes (the “Notes”) due 2023. The Notes can be converted into LNR common stock at a conversion price per share of $45.28 under certain circumstances, including when the market price of the common stock is more than 120% of the conversion price.

The Company will have the right to redeem the Notes beginning in 2008. Holders will have the right to require LNR to repurchase the Notes in 2010 and 2017.

Proceeds from the sale were used to purchase Company stock and to pay down outstanding debt from facilities under which the Company can re-borrow. The transaction is immediately accretive to EPS as the shares to be issued upon conversion of the Notes have no impact on diluted EPS unless the stock price exceeds 120% of the conversion price ($54.34 per share), or the debt is called for redemption.

Shelly Rubin, Chief Financial Officer of LNR, stated, “We continue to be proactive in diversifying our capital structure and financing sources and in managing our debt maturities by spreading them out and keeping short-term maturities to a minimum. The Notes enabled us to further diversify our capital sources as well as lengthen our maturities and today, only 6.5% of our debt is scheduled to mature over the next twelve months.”

Earlier this week, the Company announced its plan to offer $250 million of senior subordinated notes due 2013. The proceeds from this offering will be used to redeem the Company’s 9 3/8% senior subordinated notes due 2008, and to pay down senior secured and unsecured debt.

During the second quarter, the Company increased the commitment under its unsecured revolving credit facility from $380 million to $390 million, and subsequent to the end of the quarter, the revolver commitment was increased to $400 million. Additionally during the quarter, the Company increased an existing secured bank line by $15 million. At May 31, 2003, after considering the subsequent increase in the revolver, the sale of $420 million of investment grade securities, and the anticipated $250 million debt offering, the Company had $1.5 billion of available liquidity to fund future investments.

In order to minimize the effects of interest rate risk, the Company has continued its efforts to maintain a highly match-funded balance sheet. At May 31, 2003, 43% of its debt was fixed-rate, 16% was floating-rate but had been swapped to fixed-rate and 28% was match-funded against floating-rate assets. After considering the floating-rate debt that had been swapped or was match-

funded, only 13% of the Company’s total debt remained floating-rate, and a 100 basis point change in LIBOR would impact net earnings by only $0.6 million, or $0.02 per share diluted.

Interest expense increased by 11% and 8% for the quarter and six-month periods ended May 31, 2003, respectively, compared to the same periods in the prior year, reflecting higher average debt balances offset somewhat by lower interest rates. The weighted average interest rate on outstanding debt was 5.6%, at May 31, 2003 compared to 5.9% at May 31, 2002.

The Company continues to believe that the assets on its balance sheet are conservatively stated. At May 31, 2003, based on internal estimates, asset fair values exceeded their amortized book cost by approximately $520 million. This includes approximately $308 million of excess value that is not reflected on the balance sheet and relates primarily to the real estate property segment. The remainder represents approximately $212 million of estimated fair value in excess of amortized cost related to the available-for-sale CMBS portfolio, which is reflected on the balance sheet, but most of which has not yet been reflected in earnings.

At the end of the quarter, the Company was operating at a 1.72:1 net debt to book equity ratio and at a 1.44:1(1) net debt to equity ratio, if book equity is adjusted to reflect the estimated fair market value in excess of what is on the balance sheet . The cash to be received upon closing the sale of the $420 million of investment grade bonds is expected to reduce these ratios to less than 1.40:1 and 1.20:1, respectively.

As previously announced, during the quarter, with proceeds from the Notes, the Company purchased 2.9 million shares of its common stock at an average price of $33.00 per share, including both shares sold short by purchasers of the Notes and shares purchased in the open market. Additionally, as previously announced, during the quarter, the Company’s Board of Directors authorized the repurchase of an additional 3.0 million shares of common stock. Including this authorization, there were 3.4 million shares remaining that the Company was authorized to buy back under its ongoing stock buy-back program as of the end of the second quarter.

Certain statements in this press release may be “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2002, for a further discussion of risks and uncertainties applicable to the Company’s business.

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s second quarter results will be held at 11:00 AM EST on June 26, 2003. This call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz383115271gf12.html. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 781934. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com.

(1)	See “Supplemental Disclosures” table.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002	2003	2002
Revenues
Rental income	$27,929	25,121	55,490	47,593
Management and servicing fees	9,076	7,561	18,552	18,283

Total revenues	37,005	32,682	74,042	65,876

Other operating income
Equity in earnings of unconsolidated partnerships	4,947	10,373	25,810	22,350
Interest income	41,024	47,736	85,468	92,797
Gains on sales of:
Real estate	8,548	16,443	16,093	24,144
Investment securities	—	—	—	1,608
Other	358	(752)	1,693	(660)

Total other operating income	54,877	73,800	129,064	140,239

Costs and expenses
Cost of rental operations	15,658	12,468	30,397	23,814
General and administrative	21,719	18,466	43,226	37,019
Depreciation	5,747	5,625	11,481	11,219
Minority interests	(29)	449	207	980
Interest	26,803	23,666	49,999	46,140

Total costs and expenses	69,898	60,674	135,310	119,172

Earnings before income taxes	21,984	45,808	67,796	86,943
Income taxes	5,946	14,832	21,924	28,150

Earnings from continuing operations	16,038	30,976	45,872	58,793

Discontinued operations
Earnings from operating properties sold or held for disposal, net of tax	771	518	1,389	1,001
Gains on sales of operating properties, net of tax	8,008	—	12,349	—

Earnings from discontinued operations	8,779	518	13,738	1,001

Net earnings	$24,817	31,494	59,610	59,794

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings—Continued

(In thousands, except per share amounts)

	Three Months Ended May 31,		Six Months Ended May 31,
	2003	2002	2003	2002
Weighted average shares outstanding:
Basic	28,403	33,913	30,181	33,803
Diluted	29,705	35,129	31,302	35,110
Net earnings per share from continuing operations(1):
Basic	$0.56	0.91	1.52	1.74
Diluted	$0.54	0.88	1.46	1.67
Net earnings per share from discontinued operations(1):
Basic	$0.31	0.02	0.46	0.03
Diluted	$0.30	0.02	0.44	0.03
Net earnings per share(1):
Basic	$0.87	0.93	1.98	1.77
Diluted	$0.84	0.90	1.90	1.70

(1)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	May 31, 2003	November 30, 2002
ASSETS
Cash and cash equivalents	$10,107	5,711
Restricted cash	3,370	2,524
Investment securities	1,333,011	1,127,313
Mortgage loans, net	548,271	430,255
Operating properties and equipment, net	665,379	657,102
Land held for investment	53,152	56,980
Investments in unconsolidated partnerships	361,143	360,981
Assets held for disposal (1)	—	120,175
Other assets	91,549	73,833

Total assets	$3,065,982	2,834,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and other liabilities	$208,894	216,559
Liabilities related to assets held for disposal (1)	—	96,430
Mortgage notes and other debts payable	1,810,508	1,394,007

Total liabilities	2,019,402	1,706,996
Minority interests	1,693	1,722
Stockholders’ equity	1,044,887	1,126,156

Total liabilities and stockholders’ equity	$3,065,982	2,834,874

Shares outstanding	29,637	32,973
Stockholders’ equity per share	$35.26	34.15

(1)	See “Supplemental Disclosures” table for details of assets held for disposal and liabilities related to assets held for disposal.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for disposal include the following:

(In thousands)	May 31, 2003	November 30, 2002
Operating properties and equipment, net	$—	108,525
Other assets	—	11,650

Total	$—	120,175

Liabilities related to assets held for disposal include the following:

(In thousands)	May 31, 2003	November 30, 2002
Accounts payable and other liabilities	$—	4,973
Mortgage notes and other debt payable	—	91,457

Total	$—	96,430

RECURRING INCOME(1)

	Three Months Ended May 31,		Six Months Ended May 31,
(In thousands)	2003	2002	2003	2002
Consolidated components:
Rental income	$27,929	25,121	55,490	47,593
Cost of rental operations	(15,658)	(12,468)	(30,397)	(23,814)
Interest income	41,024	47,736	85,468	92,797
Management and servicing fees	9,076	7,561	18,552	18,283
Pro rata share of earnings of unconsolidated partnerships	8,265	14,954	18,713	32,114

Recurring income from continuing operations	70,636	82,904	147,826	166,973
Recurring income from discontinued operations	2,289	2,529	5,119	4,345

Total recurring income(1)	$72,925	85,433	152,945	171,318

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about its operations and along with net income, is useful in understanding its operating results. Recurring income is not a GAAP financial measure and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

	Three Months Ended May 31,		Six Months Ended May 31,
(In thousands)	2003	2002	2003	2002
Continuing operations:
Earnings	$16,038	30,976	45,872	58,793
Add back:
Income tax expense	5,946	14,832	21,924	28,150
Interest expense	26,803	23,666	49,999	46,140
Depreciation expense	5,747	5,625	11,481	11,219
Amortization expense	2,273	1,512	3,738	2,817

EBITDA from continuing operations	56,807	76,611	133,014	147,119

Discontinued operations:
Earnings	8,779	518	13,738	1,001
Add back:
Income tax expense	5,612	332	8,784	640
Interest expense	622	1,080	1,770	1,660
Depreciation expense	404	599	1,071	1,044

EBITDA from discontinued operations	15,417	2,529	25,363	4,345

EBITDA	$72,224	79,140	158,377	151,464

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company considers EBITDA an important supplemental measure for making decisions and believes it provides relevant information about its operations and the Company’s ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Because of the nature of its business, the Company believes net earnings is the measure of financial performance, calculated in accordance with generally accepted accounting principles, that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities as determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense and amortization expense) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)

	May 31, 2003
Debt	$1,810,508
Less:
Cash and cash equivalents	(10,107)

Net debt	$1,800,401

Equity	$1,044,887
Fair value adjustment:
Excess of fair value of assets over book value(1)	308,113
Tax effect	(104,759)

	203,354

Equity (adjusted for fair value of assets)	$1,248,241

Net debt to equity	1.72:1	x

Net debt to equity (adjusted for fair value of assets)	1.44:1	x

(1)	Based on management’s internal estimates.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144

(In thousands)	Three Months Ended May 31, 2003			Three Months Ended May 31, 2002
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$27,929	3,451	31,380	25,121	3,916	29,037
Management and servicing fees	9,076	—	9,076	7,561	—	7,561

Total revenues	37,005	3,451	40,456	32,682	3,916	36,598

Other operating income
Equity in earnings of unconsolidated partnerships	4,947	—	4,947	10,373	—	10,373
Interest income	41,024	2	41,026	47,736	—	47,736
Gains on sales of:
Real estate	8,548	13,128	21,676	16,443	—	16,443
Other	358	—	358	(752)	—	(752)

Total other operating income	54,877	13,130	68,007	73,800	—	73,800

Costs and expenses
Cost of rental operations	15,658	1,164	16,822	12,468	1,387	13,855
General and administrative	21,719	—	21,719	18,466	—	18,466
Depreciation	5,747	404	6,151	5,625	599	6,224
Minority interests	(29)	—	(29)	449	—	449
Interest	26,803	622	27,425	23,666	1,080	24,746

Total costs and expenses	69,898	2,190	72,088	60,674	3,066	63,740

Earnings before income taxes	21,984	14,391	36,375	45,808	850	46,658
Income taxes	5,946	5,612	11,558	14,832	332	15,164

Earnings from continuing operations	16,038	8,779	24,817	30,976	518	31,494

Discontinued operations
Earnings from operating properties sold or held for disposal, net of tax	771	(771)	—	518	(518)	—
Gains on sales of operating properties, net of tax	8,008	(8,008)	—	—	—	—

Earnings from discontinued operations	8,779	(8,779)	—	518	(518)	—

Net earnings	$24,817	—	24,817	31,494	—	31,494

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH SFAS No. 144

(In thousands)	Six Months Ended May 31, 2003			Six Months Ended May 31, 2002
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$55,490	7,641	63,131	47,593	6,597	54,190
Management and servicing fees	18,552	—	18,552	18,283	—	18,283

Total revenues	74,042	7,641	81,683	65,876	6,597	72,473

Other operating income
Equity in earnings of unconsolidated partnerships	25,810	—	25,810	22,350	—	22,350
Interest income	85,468	2	85,470	92,797	—	92,797
Gains on sales of:
Real estate	16,093	20,244	36,337	24,144	—	24,144
Investment securities	—	—	—	1,608	—	1,608
Other	1,693	—	1,693	(660)	—	(660)

Total other operating income	129,064	20,246	149,310	140,239	—	140,239

Costs and expenses
Cost of rental operations	30,397	2,524	32,921	23,814	2,252	26,066
General and administrative	43,226	—	43,226	37,019	—	37,019
Depreciation	11,481	1,071	12,552	11,219	1,044	12,263
Minority interests	207	—	207	980	—	980
Interest	49,999	1,770	51,769	46,140	1,660	47,800

Total costs and expenses	135,310	5,365	140,675	119,172	4,956	124,128

Earnings before income taxes	67,796	22,522	90,318	86,943	1,641	88,584
Income taxes	21,924	8,784	30,708	28,150	640	28,790

Earnings from continuing operations	45,872	13,738	59,610	58,793	1,001	59,794

Discontinued operations
Earnings from operating properties sold or held for disposal, net of tax	1,389	(1,389)	—	1,001	(1,001)	—
Gains on sales of operating properties, net of tax	12,349	(12,349)	—	—	—	—

Earnings from discontinued operations	13,738	(13,738)	—	1,001	(1,001)	—

Net earnings	$59,610	—	59,610	59,794	—	59,794